Contact China Water & Drinks, Inc. Danny Tsai Phone: 001- 949 528 2815	CCG Elite Investor Relations Leslie Richardson, Financial Writer Phone: 310-231-8600 x 122 leslie.richardson@ccgir.com Crocker Coulson, President crocker.coulson@ccgir.com

For Immediate Release

China Water & Drinks to Construct New Plant in Jilin Province

Shenzhen, China - August 3, 2007 -China Water & Drinks, Inc. (OTCBB: CWDK) (“CWDK” or “the Company” ), a leading producer and distributor of bottled water in the People's Republic of China (“PRC”), today announced that it has secured a piece of land in Jiutai Economic Development Zone of Changchun City, Jilin Province to construct a bottled water manufacturing plant.

The new plant occupies a gross area of approximately 137,600 square feet on a 215,000 square feet piece of land. The total cost is approximately $6.0 million, which includes the land use right, construction and equipment. The land use right also includes the right to use two water wells, which shall meet all production needs. The Company will utilize a portion of the proceeds from its recent private equity financing to fund the plant construction. The new plant is expected to commence operations in November 2007.

The new plant will increase the Company’s total production capacity by an additional 200 million 200ml -1500ml size bottles and 5 million 18.9 liters carboy size bottles. The management expects that the new plant will contribute approximately $15.4 million revenue and $4.0 million net profit per annum.

“We anticipate that the new plant will enable us to further penetrate into the Northeastern China market.” Mr. Xing Hua Chen, the CEO of CWDK commented. “The construction of Jilin water manufacturing plant is only a part of our expansion plan. We will continue to look for opportunities to build new plants in other provinces”

About China Water & Drinks, Inc.
China Water and Drinks, Inc. is a leading producer and distributor of bottled water in China. Through its production facilities in Guangzhou, Zhangjiang, Fexian, Nanning and Changchun, the Company produces and distributes bottled water to 11 provinces in China. The Company markets its own product under the brand "Darcunk", supplies purified water to both local and international beverage brands such as Coca-Cola and Uni-President and provides private label bottled water for companies such as Sands Casino, Macau.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This press release contains certain "forward-looking statements," as defined in the United States Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. There can be no assurance that such statements will prove to be accurate and the actual results and future events could differ materially from management's current expectations. Such factors include, but are not limited to the company’s ability to complete product orders, coordinate product design with its customers, ability to expand and grow its distribution channels, political and economic factors in the People’s Republic of China, the company’s ability to find attractive acquisition candidates, dependence on a limited number of larger customers and other factors detailed from time to time in the Company's filings with the United States Securities and Exchange Commission and other regulatory authorities. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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